Exhibit 3.6

1345069
A477651
/s/ [ILLEGIBLE]
FILED
In the office of the Secretary of State
CERTIFICATE OF THE AMENDMENT OF	of the State of California
THE ARTICLES OF INCORPORATION OF
THE L. L. KNICKERBOCKER CO., INC,	JUN - 19 1996

/s/ Bill Jones
BILL JONES, Secretary of State

LOUIS L. KNICKERBOCKER and PEGGY VICIOSO certify that:

1.                                       They are the Chairman of the Board and Secretary, respectively, of THE L. L. KNICKERBOCKER CO., INC, a California Corporation.

2.                                       That the Board of Directors of THE L. L. KNICKERBOCKER CO., INC. has approved the following Amendment to the Articles of Incorporation of said corporation:

Article IV is amended to read as follows:

“This corporation is authorized to issue only one class of stock; and the total number of shares which this corporation is authorized to issue is One Hundred Million (100,000,000).”

3.                                       The amendments nave been approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares and the number of outstanding shares is Fourteen Million Three Hundred Twenty Five Thousand Six Hundred Eighty Five (14,325,685). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his or her own knowledge.

Dated: May 7, 1996

/s/ Louis L. Knickerbocker
Louis L. Knickerbocker, President

/s/ Peggy Vicioso
Peggy Vicioso, Secretary